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                                                                    EXHIBIT 99.2

Internet Security Systems, Inc.
Supplemental Financial Data

                                                         Q1 2004          Q1 2003
                                                       -----------        --------
Revenue by theater
     America                                                    64%             71%
     EMEA                                                       22%             17%
     KK                                                         14%             12%

Proventia Appliance Revenue (a)                        $14,185,000        $     --

Proventia units sold

     A series                                                   44%             --

     G series                                                   45%             --

     M series                                                   11%             --

Top 25 license deals- average size                     $   311,000        $400,000

Direct/Channel mix for license revenues
     Direct                                                     45%             38%
     Channel                                                    55%             62%

Subscription revenue (% of total revenue)(b)
     Maintenance (Content & Support Fees)                       31%             31%
     Managed Security Services                                  13%             10%
     Term licenses                                               4%              5%

Book to Bill Ratio (c)                                        1.32            1.70

DSO (d)                                                         78              78

(a)  Additional information about Proventia:
        Approximately 1,300 units sold in Q1 2004
        Approaching one-third of sales to new customers in Q1 2004
        Less than 4% of Proventia product revenues from Proventia M series in Q1 2004

(b) Managed Security Services first quarter growth of 13% over the fourth quarter of 2003.

(c) Book to Bill Ratio is (1) the monthly monitoring fee amount for contracts signed during the quarter to (2) the monthly monitoring fee amount of devices that were turned on (or monitoring began) during the quarter.

(d)  Days sales
outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.